Exhibit 99.1

For Immediate Release

Majestic Capital Announces
Commencement of Chapter 11 Bankruptcy Proceedings

HAMILTON, Bermuda, May 2, 2011 – Majestic Capital, Ltd. (Majestic Capital) (Nasdaq: MAJC) today announced that on Friday, April 29, 2011, it commenced bankruptcy proceedings by filing a petition under Chapter 11 of the US Bankruptcy Code.  Such filing was made in the United States Bankruptcy Court for the Southern District of New York (the “Court”) and was assigned case no. 11-36225.

Simultaneously with such filing, the following Majestic Capital subsidiaries also commenced bankruptcy proceedings under the jurisdiction of the Court by filing petitions pursuant to Chapter 11 of the US Bankruptcy Code under the case numbers indicated below:

Name of Subsidiary	Case No.

Majestic USA Capital, Inc.	11-36221
Compensation Risk Managers, LLC	11-36226
Compensation Risk Managers of California, LLC	11-36230
Eimar, LLC	11-36232
Embarcardero Insurance Holdings, Inc.	11-36234

Majestic Capital and its above-mentioned subsidiaries remain in possession of their respective assets and business, but subject to the supervision of the Court.

Trading in Majestic Capital’s common stock on the Nasdaq Capital Market was halted today, and shall remain halted through the effective date of Majestic Capital’s voluntary delisting pursuant to the notice of delisting that it filed with the SEC on April 29, 2011.

About Majestic Capital, Ltd.

Majestic Capital, through its subsidiaries, is a specialty provider of workers’ compensation insurance products and services. Further information about Majestic Capital and its business can be found on Majestic Capital’s website at http://www.MajesticCapital.com.

CCG Investor Relations
Mark Collinson, (310) 954-1343